Exhibit (a)(5)(E)

Apple Hospitality REIT, Inc. Announces
Final Results and Settlement of Tender Offer

Richmond, VA – June 24, 2015 – Apple Hospitality REIT, Inc. (NYSE: APLE) (“Apple Hospitality” or the “Company”) today announced the final results and settlement of its previously announced modified “Dutch Auction” Tender Offer (the “Tender Offer”) to purchase for cash up to $200 million in aggregate purchase price of the Company’s common shares, which expired at 12:00 midnight, at the end of the day, New York City Time, on June 22, 2015.

The Company has accepted for purchase approximately 10.5 million of its common shares at a purchase price of $19.00 per share, for an aggregate purchase price of approximately $200 million (excluding fees and expenses relating to the Tender Offer), which was funded with borrowings under its unsecured revolving credit facility. Payment for shares accepted for purchase occurred on June 24, 2015, and the shares purchased were automatically retired. American Stock Transfer & Trust Company, LLC, the depositary for the Tender Offer, will issue payment for the shares validly tendered and accepted for purchase in accordance with the terms and conditions of the Tender Offer.

Shareholders who properly tendered and did not properly withdraw shares in the Tender Offer at the final purchase price of $19.00 per share had approximately 97% of their tendered shares purchased by the Company. The 10.5 million common shares purchased in the Tender Offer represent approximately 6% of the Company’s common shares outstanding as of June 22, 2015.  The Company had approximately 175.6 million common shares outstanding immediately following payment for the shares purchased in the Tender Offer.  The total properly tendered common shares not accepted by the Company, represented approximately 5% of the Company’s common shares outstanding immediately after the settlement of the Tender Offer.

As previously announced, Apple Hospitality’s Board of Directors has authorized a share repurchase program of up to $500 million of its common shares following the completion of the Tender Offer.  The Company anticipates the program to be effective on July 8, 2015.  The timing of share repurchases and the number of common shares to be repurchased under the program will depend upon prevailing market conditions, operating results, investment options and other factors.  The plan does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at its discretion.

About Apple Hospitality REIT, Inc.

Apple Hospitality REIT, Inc. (NYSE: APLE) is a publicly traded real estate investment trust (REIT) that owns one of the largest portfolios of upscale, select service hotels in the United States. As of March 31, 2015, the Company’s portfolio consisted of 173 hotels, with 22,003 guestrooms, diversified across the Hilton® and Marriott® families of brands with locations in urban, high-end suburban and developing markets across 32 states. For more information, please visit www.applehospitalityreit.com.

Forward-Looking Statements Disclaimer

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes.  Such statements, involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Hospitality to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the ability of Apple Hospitality to effectively acquire and dispose of properties; the ability of Apple Hospitality to implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the real estate and real estate capital markets; financing risks; the outcome of current and future litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact Apple Hospitality’s business, assets or classification as a real estate investment trust.  Although Apple Hospitality believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Hospitality or any other person that the results or conditions described in such statements or the objectives and plans of Apple Hospitality will be achieved.  In addition, Apple Hospitality’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code.  Readers should carefully review Apple Hospitality’s financial statements and the notes thereto, as well as the risk factors described in Apple Hospitality’s filings with the SEC, including, but not limited to, in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.  Any forward-looking statement that Apple Hospitality makes speaks only as of the date of this press release.  Apple Hospitality undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

Contact:

Apple Hospitality REIT, Inc.
Kelly Clarke, Director of Investor Services
804‐727‐6321
kclarke@applereit.com

For additional information or to receive press releases via email, please visit our website at www.applehospitalityreit.com

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